EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-118647, No. 333-48969 and No. 333-24621 of Health Net, Inc. (the “Company”) on Form S-8 of our report dated June 26, 2007, relating to the financial statements and supplemental schedule of Health Net, Inc. 401(k) Savings Plan (which report expresses an unqualified opinion and includes two explanatory paragraphs relating to the adoption of FASB Staff Position AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans, for the years ended December 31, 2006 and 2005, and emphasizing the fact that the Plan has material investments for which there are no readily determinable fair values), appearing in this Annual Report on Form 11-K of the Health Net, Inc. 401(k) Savings Plan for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

June 26, 2007